Exhibit 4(g)

AMENDMENT NO. 1 TO RESALE REGISTRATION RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of January 3, 2005 (this “Amendment No. 1”) TO RESALE REGISTRATION RIGHTS AGREEMENT, dated as of December 15, 2004 (the “Agreement”), among The Dress Barn, Inc., a Connecticut corporation (the “Company”), and Banc of America Securities LLC and J.P. Morgan Securities Inc., as representatives of the several initial purchasers (the “Initial Purchasers”) under the Purchase Agreement (as defined in the Agreement).

W I T N E S S E T H

WHEREAS, the Company has entered into the Agreement with the Initial Purchasers under which the Company has agreed to provide certain registration rights to the holders of the Company’s 2.50% Convertible Senior Notes due 2024 (the “Notes”);

WHEREAS, Section 9(m) of the Agreement provides that upon execution of the Credit Agreement (as defined in the Agreement), the Company shall cause each of its subsidiaries that has guaranteed the Company’s obligations under the Credit Agreement to execute a counterpart of the Agreement and to accede to the terms thereof; and

WHEREAS, the Credit Agreement has been executed on the date hereof and each of D.B.R., Inc., a Delaware corporation (“DBR”), DBX Inc., a New York corporation (“DBX”), Maurices Incorporated, a Delaware corporation (“Maurices”) and Dress Barn Credit Management LLC, a Virginia limited liability company (“DB Credit Management”) (DBR, DBX, Maurices and DB Credit Management being sometimes referred to individually as a “Subsidiary Guarantor” and collectively as the “Subsidiary Guarantors”) is a party thereto and guarantees the Company’s obligations thereunder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subsidiary Guarantors, the Company and the Initial Purchasers mutually covenant and agree as follows:

1.          Each of the Subsidiary Guarantors hereby agrees to be bound by all of the provisions of the Agreement applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Agreement.

2.          Except as expressly amended hereby, the Agreement is ratified and confirmed in all respects and all the terms, conditions and provisions thereof shall remain in full force and effect.

3.          This Amendment No. 1 may be executed in any number of counterparts, but such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first above written.

BANC OF AMERICA SECURITIES LLC

J.P. MORGAN SECURITIES INC.

Acting severally on behalf of themselves and the several Initial Purchasers

BANC OF AMERICA SECURITIES LLC

/s/	Robert Santangelo

Robert Santangelo
Managing Director

J.P. MORGAN SECURITIES INC.

/s/	Jeffrey Zajkowski

Jeffrey Zajkowski
Managing Director

THE DRESS BARN, INC.

/s/	Armand Correia

Armand Correia
Senior Vice President

D.B.R., INC.

/s/	Armand Correia

Armand Correia
Senior Vice President

DBX INC.

/s/	Armand Correia

Armand Correia
Senior Vice President

MAURICES INCORPORATED

/s/	Armand Correia

Armand Correia
Senior Vice President

DRESS BARN CREDIT MANAGEMENT LLC

By The Dress Barn, Inc., sole managing member

/s/	Armand Correia

Armand Correia
Senior Vice President